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                                                                Exhibit 10.2 (d)


                              MANAGEMENT AGREEMENT



         THIS MANAGEMENT AGREEMENT (this "Agreement") is made as of the __ day of _____, 1999, by and between Charter Communications Holding Company, LLC, a Delaware limited liability company (the "Company"), and Charter Communications, Inc., a Delaware corporation (the "Manager").

         A. The Company desires to retain the Manager to manage and operate the cable television systems owned by the Company and its subsidiaries and any cable television systems subsequently acquired by the Company and its subsidiaries (except those cable television systems managed under a separate management agreement between the Manager and Charter Communications Operating, LLC) (the "Cable Systems").

         B. The Manager has agreed to manage and operate the Cable Systems, all upon the terms and conditions hereinafter set forth.

         In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Retention of the Manager. The Company hereby appoints the Manager as a manager for the Cable Systems, and the Manager hereby agrees to serve the Company as a manager for the Cable Systems, pursuant to the terms and conditions hereinafter set forth.

         2.       Authority and Duties of the Manager.

                  (a) The Company agrees to seek the advice of the Manager regarding the business, properties and activities of the Cable Systems during the term hereof, and subject to the direction, control and general supervision of the Company, the Manager agrees to provide such advice. The Manager shall give such advice in a businesslike, efficient, lawful and professional manner in accordance with this Agreement.

                  (b) Without limiting the generality of the foregoing, the Manager shall provide all management services with respect to the operation of the Cable Systems, including, but not limited to the following:

                           (i)      advice concerning the hiring, termination,
performance and training of personnel;
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                           (ii)     review, consultation and advice concerning
personnel, operations, engineering and other management and operating policies and procedures;

                           (iii)    review, consultation and advice concerning
maintenance standards for plant and equipment of the Cable Systems, advice as to the Cable Systems' normal repairs, replacements, maintenance and plant upgrades, and provide for periodic inspections;

                           (iv)     recommendations on all necessary action to
keep the operation of the Cable Systems in compliance, in all material respects, with the conditions of the Company's franchises and all applicable rules, regulations and orders of any federal, state, county or municipal authority having jurisdiction over the Cable Systems;

                           (v)      assistance in the negotiation, on behalf of
the Company, of operating agreements (including, but not limited to, pole attachment agreements, office and headend leases, easements and right-of-way agreements), contracts for the purchase, lease, license or use of properties, equipment and rights as may be necessary or desirable in connection with the operation or maintenance of the Cable Systems and such other agreements on behalf of the Company as are necessary or advisable for the furnishing of program services for the Cable Systems;

                           (vi)     development of recommendations for, and
negotiate the acquisition and maintenance of, such insurance coverage with respect to the Cable Systems as the Company may determine upon advice and consultation of the Manager;

                           (vii)    guidance on all marketing, sales promotions
and advertising for the Cable Systems;

                           (viii)   assistance in the financial budgeting
process and the implementation of appropriate accounting, financial, administrative and managerial controls for the Cable Systems;

                           (ix)     preparation for use by the Company of
financial reports and maintenance of books of accounts and other records reflecting the results of operation of each Cable System and/or subsidiary; and

                           (x)      advice and consultation with the Company in
connection with any and all aspects of the Cable Systems and the day to day operation thereof and consultation with the Company with respect to the selection of attorneys, consultants and accountants.

         3.       Management Expenses.

                  (a) All expenses, costs, losses, liabilities or damages incurred with respect to the ownership or operation of the Cable Systems, including, without limitation, wages, salaries and other labor costs incurred in the construction, maintenance, expansion or operation of the Cable Systems, or personnel working on special projects or services for the Company, will be paid by the Company and, to the extent that the Manager pays or incurs any obligation for any such expenses, costs, losses, liabilities or damages, the Company, subject to the limitations set forth in Section 5, will pay or reimburse the Manager therefor, as well as for any reasonable out-of-pocket expenses incurred by the Manager in the performance of its obligations under this Agreement. Subject to the payment priority provisions of this Section 3, the Company agrees to pay the Manager such costs and expenses, which shall include all the costs, expenses, liabilities and damages incurred by the Manager in performing its obligations hereunder and any payments that the Manager may become obligated to pay pursuant to the Mutual Services Agreement (the "Management Expenses") set forth above monthly in arrears, provided, that in no event shall the total Management Expenses paid during any fiscal quarter exceed three percent (3.0%) of the Gross Revenue (as determined in accordance with generally accepted accounting principles) of the Company for that quarter. "Gross Revenue" will include all revenues from the operation of the Cable Systems including, without limitation, subscriber payments, advertising revenues and revenues from other services provided by the Cable Systems, but not including interest income or income from investments unrelated to the Cable Systems. Accrual of such Management Expenses shall commence upon the Effective Date (as defined below) of this Agreement. The Management Expenses payable pursuant to this paragraph for any month shall be reduced by the amount of any management fees and expenses with respect to Gross Revenue of a subsidiary of the Company and separately paid to the Manager for such month pursuant to a separate management agreement between the Manager and a subsidiary of the Company.

                  Notwithstanding the foregoing, the Management Expenses due and payable as provided in this Section 3 shall be subordinated and junior in right of payment to the prior payment in full in cash of all of the Senior Debt (as defined below) and shall not be paid except to the extent allowed under the Credit Agreement (as defined below). In the event of any bankruptcy or similar proceeding relative to the Company (a "Reorganization"), then all of the Senior Debt shall first be paid in full in cash before any payment of the Management Expenses is made, and in any Reorganization any amount payable in respect of the Management Expenses shall be paid directly to the Funding Agent referred to below, unless all the Senior Debt has been paid in full in cash. The Manager hereby irrevocably authorizes the Funding Agent, as attorney-in-fact for the Manager, to vote, file or prove any claim or proof of claim in any Reorganization in respect of the Management Expenses and to demand, sue for, collect and receive any such payment. The Manager shall take any actions requested by the Funding Agent in order to accomplish any of the foregoing. If the Manager receives any payment hereunder in violation of the terms hereof or in connection with any Reorganization (prior to the payment in full in cash of the Senior Debt), the Manager shall hold such payment in trust for the benefit of the holders of the Senior Debt and forthwith pay it over to the Funding Agent. Amounts payable to the Manager in accordance with this Section 3 which remain unpaid by reason of the foregoing shall be accrued as a liability of the Company and shall be payable as soon as the conditions to payment are fulfilled. The deferred portion of the Management Expenses will bear interest at the rate of ten percent (10%) per annum, compounded annually, from the date otherwise due and payable until the payment thereof.


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                  As used herein, (i) "Credit Agreement" means the Credit
Agreement, dated as of March 18, 1999, among Charter Communications Operating, LLC ("Charter Operating"), certain of its affiliates, the Lenders parties thereto and the Funding Agent, Documentation Agent, Syndication Agents and Administrative Agents named therein, as amended, restated, supplemented or otherwise modified from time to time, and (ii) "Senior Debt" means the principal amount of all loans and guarantee obligations from time to time outstanding or owing under the Credit Agreement and the other loan documents executed and delivered by Charter Operating pursuant thereto, together with interest thereon (including any interest subsequent to any filing for Reorganization, whether or not such interest would constitute an allowed claim, calculated at the rate set forth for overdue loans in the Credit Agreement) and all other obligations of Charter Operating under the Credit Agreement and such other loan documents.

                  (b) Notwithstanding any termination of this Agreement pursuant to Section 4, the Manager shall, subject to the limitations set forth above, remain entitled (i) to receive the Management Expenses set forth in
Section 3(a) for any costs or expenses incurred prior to the date of termination which have not been paid to the Company; and (ii) to receive payment of the deferred Management Expenses at the time of such termination if, and to the extent that, payment thereof is otherwise permitted under Section 3(a).

         4. Effective Date. This Agreement shall become effective only upon the closing (the "Effective Date") of the initial public offering of the Manager as contemplated by its Registration Statement on Form S-1 filed with the Securities and Exchange Commission. If such closing does not occur for any reason, or has not occurred by January 1, 2000, this Agreement shall be of no force or effect and neither the Company nor the Manager shall have any rights, obligations or liabilities under or arising out of this Agreement.

         5. Term of Agreement. The term of this Agreement shall be ten years commencing on the Effective Date, unless sooner terminated pursuant to the terms of this Agreement. This Agreement may be terminated as follows: (a) by the Company immediately upon written notice to the manager for Cause (as defined below) or (b) automatically on the consummation of the sale of all or substantially all of the Company's assets. For purposes hereof, "Cause" shall exist if the Manager has engaged in gross negligence or willful misconduct in the performance of its duties hereunder which could have a material adverse effect on the Company.

         6. Liability. The Company shall bear any and all expenses, liabilities, losses or damages resulting from the operation of the Cable Systems, and the Manager, its partners, officers, directors and employees shall not, under any circumstances, be held liable therefor, except that the Manager shall be liable for any loss or damage which results from its own gross negligence or willful misconduct. Neither the Manager nor any of its partners, members, officers, directors and employees shall be held to have incurred any liability to the Company, the Cable Systems or any third party by virtue of any action not constituting gross negligence or willful misconduct taken in good faith by it in discharge of its duties hereunder, and the Company agrees to indemnify the manager and its shareholders, partners, directors, officers and employees and hold the Manager and its partners, directors, officers and employees harmless with respect of the foregoing, including, but not limited to, reasonable attorneys' fees.


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         7.       Notices. All notices, demands, requests or other
communications which may be or are required to be given, served or sent by a party pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if personally delivered (including by messenger or recognized delivery or courier service) or on the date of receipt on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, delivered or addressed as set forth below. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed receipt of the notice:

                  (a)      If to the Company:

                           Charter Communications Holding Company, LLC
                           12444 Powerscourt Drive, Suite 400
                           St. Louis, Missouri  63131
                           Attention:  Jerald L. Kent

                  (b)      If to the Manager:

                           Charter Communications, Inc.
                           12444 Powerscourt Drive, Suite 400
                           St. Louis, Missouri  63131
                           Attention:  Jerald L. Kent

         8. Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

         9. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement is not transferable or assignable by any of the parties hereto except as may be expressly provided herein. This Agreement may not be amended, supplemented or otherwise modified except in accordance with the Credit Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written and effective as of the Effective Date.



                               CHARTER COMMUNICATIONS HOLDING COMPANY, LLC a Delaware limited liability company





                               By:______________________________________________
                                     Name:  Curtis S. Shaw
                                     Title: Senior Vice President



                               CHARTER COMMUNICATIONS, INC.,
                               a Delaware corporation




                               By:______________________________________________
                                     Name:  Curtis S. Shaw
                                     Title: Senior Vice President


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